Exhibit 99.1

STANDARD PREMIUM FINANCE HOLDINGS, INC. REPORTS SECOND QUARTER 2024 RESULTS

MIAMI, Florida, August 15, 2024 /GLOBE NEWSWIRE/ -- Standard Premium Finance Holdings, Inc. (“Standard”) (OTCQX: SPFX) last week released its financial results for its second quarter of fiscal year 2024 ended June 30, 2024.

“Standard has delivered record quarterly revenues,” said William Koppelmann, CEO of Standard. “Adjusting to the unprecedented eleven interest rate increases required a balance of resilience and perspicacity that steered us soundly through a turbulent macroeconomic environment. As we anticipate decreasing rates in the coming months, Standard expects that the opposite forces will provide an opportunity for further increased profitability. Our current position supports Standard’s growth trajectory expanding into new geographic territories.”

Second Quarter 2024 Financial Highlights

•	Revenue. Total revenue exceeded $3,000,000, an increase of 35% from the second quarter of 2023. Year-to date revenue also increased 35% from 2023.
•	Loan Originations. Total loan originations surpassed $40,000,000, an increase of 25% from the second quarter of 2023.
•	Net Income and EPS. Net income increased 86% compared to the second quarter of 2023. Accordingly, earnings per share were $0.11 for the quarter.
•	Average APR. Our weighted-average APR on new loans increased to 17.58%, a 62-basis point increase as compared to the second quarter of 2023.
•	Preferred Dividends. Dividends of 7% APY on preferred stock were declared and paid in August 2024.
•	Return on Equity. The Company achieved a return on equity exceeding 23% for the second quarter of 2024.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to, statements regarding our outlook on for the remainder of 2024. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "expect", "will", and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements give our current expectations and projections relating to our financial condition; macroeconomic factors; plans; objectives; growth opportunities; assumptions; risks; future performance; business; and results of operations, including revenue, and net income. Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Standard undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected. More information about factors that could affect our results of operations and risks and uncertainties are provided in our public filings with the Securities and Exchange Commission, copies of which may be obtained by visiting our investor relations website at www.standardpremiuminvestors.com or the SEC’s website at www.sec.gov.

About Standard Premium Finance Holdings, Inc.

Standard Premium Finance Holdings, Inc. (OTCQX: SPFX) is an industry-specific holding company pursuing merger and acquisition opportunities of synergistic businesses to take advantage of the economies of scale within the specialty finance industry. SPFX companies have provided financing solutions in excess of $2 Billion to businesses and individuals to secure coverage for their property and casualty insurance policies. SPFX companies currently operate in more than thirty-five states throughout the U.S. With a market exceeding $80 Billion in total premiums financed annually, SPFX continuously seeks advantages of roll-up opportunities in a historically consolidating industry while providing maximum value for its shareholders.